                                 AMENDMENT NO. 1
                                       TO
                               OPERATING AGREEMENT
                                       OF
                       INNOVATION GROWTH PARTNERS, L.L.C.
               (FORMERLY, INNOVATION TECHNOLOGY PARTNERS, L.L.C.)

         This Amendment No. 1 to Operating Agreement of Innovation Growth Partners, L.L.C. (formerly Innovation Technology Partners, L.L.C.) dated as of September 7, 2001 among Calton, Inc., a New Jersey corporation ("Calton"), WHTP, LLC, a Delaware limited liability company ("WHTP") and Richard Dole, an individual residing in Texas ("Dole").

         WHEREAS, the parties hereto have entered into that certain Operating Agreement dated as of June 19, 2000 (the "Operating Agreement");

         WHEREAS, Innovation Growth Partners, L.L.C. (the "Company") requires additional capital to pursue its business plan and conduct its operations;

         WHEREAS, the parties hereto wish to amend certain provisions of the Operating Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and premises contained herein, hereby agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Operating Agreement.

2. Admission of New Members; Additional Capital Contributions. Calton, WHTP and Dole hereby consent to the admission of James H. West ("West") and Huttner Partnership 1999 LTD ($24,000) and SEP FBO Frederick A. Huttner ($75,000) ("Huttner") as Members. By execution of this Amendment No. 1 to Operating Agreement (the "Amendment"), West and Huttner agree to be bound by the terms of the Operating Agreement and this Amendment. Contemporaneous with the execution of this Amendment, the Members shall make the following additional Capital Contributions to the Company in cash:

                          Calton -                     $1,100,000
                          Dole -                       $  100,000
                          West -                       $  100,000
                          Huttner -                    $  100,000

The Members will be issued Class B Membership Interests in consideration for the additional Capital Contributions described above.

3. Additional Loan; Conversion of Indebtedness. Subject to the conditions set forth in Section 4 below, Calton agrees to make an advance of $250,000 under the Revolving Promissory Note issued by the Company to Calton dated June 19, 2000 (the "Note"). After giving effect to the $250,000 advance, the parties hereto acknowledge that there will be $1,325,000 aggregate principal amount outstanding under the Note which, effective December 1, 2001, shall be immediately and automatically converted to a Class A Membership Interest in the Company. Upon such conversion, the Company shall pay to Calton all accrued and unpaid interest under the Note and the Note and all obligations to advance or repay funds under the Note shall be cancelled.

4. MindSearch Investment. Calton will make the additional $250,000 advance upon the delivery to it by September 15, 2001 of documents, in a form reasonably satisfactory to it, which evidence:

         (a) A third party investment in MindSearch Limited Partnership and MindSearch Management, LLC (collectively, "MindSearch") of not less than $750,000 (the "Third Party Investment") on terms no more favorable to the third party investor than the terms being provided to the Company with respect to its proposed $250,000 investment in MindSearch (the "MindSearch Investment").

         (b) The Company owning not less than a 35% equity interest in MindSearch (on a fully diluted basis) upon completion of the MindSearch Investment and the Third Party Investment.

         (c) MindSearch's agreement that if MindSearch raises more than $750,000 from the Third Party Investment or future third party funding transactions, the Company's ownership interest in MindSearch will not be diluted below 26% (on a fully diluted basis) and the Company will remain the largest single equity owner, on a percentage basis, of MindSearch.

                  The Huttner Members hereby represent and warrant that (i) the MindSearch Ownership Chart annexed hereto as Schedule I is accurate and complete, (ii) except as set forth on Schedule II hereto there are no outstanding convertible securities, options, rights or warrants to acquire any ownership interests in any of MindSearch, MindSearch, Inc., MindSearch Limited Partners, LLC or MindSearch Management LLC. The Huttner Members hereby agree and covenant that they shall take no action nor permit the taking of any action which would dilute the aggregate direct and indirect ownership of the Company in MindSearch, MindSearch, Inc., MindSearch Limited Partners, LLC or MindSearch Management LLC below 26% on a fully diluted basis without the written consent of Calton, Inc.

5. Amendment of Employment Agreements. Contemporaneous with the execution of this Amendment No. 1 to Operating Agreement, the Company will enter into an Amendment to Employment Agreement with each of Richard Dole, Frederick Huttner and James West in the form annexed hereto as Exhibit A (each an "Employment Agreement Amendment").


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

6. Amendment of Warrants. Contemporaneous with the execution of this Amendment No. 1, the Company shall execute and deliver an Amended and Restated Warrant to each of Richard Dole, Frederick A. Huttner and James West in the form annexed hereto as Exhibit B.

7.       Additional Definitions. The following definitions are hereby added to
         Section I of the Operating Agreement:

         (a)      "Bonus Amount" means $150,000.

         (b) "Bonus Return" means an amount equal to the lesser of (a) the Prime Rate plus one percent (1%) per annum or (b) ten percent (10%) per annum, calculated on a calendar year basis, for the actual number of days for which the Bonus Return is being determined, of the unpaid Bonus Amount, cumulative but not compounded, commencing on the date that each holder of a Class B Membership Interest has received (i) distributions pursuant to Section 4.1(c) in an amount equal to such Members' Undistributed Class B Return and (ii) distributions pursuant to Section 4.1(d) in an amount equal to the Members' Class B Invested Capital.

         (c) "Cash Receipts" means the sum of cash receipts of the Company from all sources, including, without limitation, all cash funds derived from operations of the Company, including dividends and distributions received by the Company from entities in which the Company has made investments and the proceeds from the sale, transfer or other disposition of a security or an interest in any entity in which the Company has made an investment, or insurance proceeds derived from the destruction of assets used in the trade or business of the Company, but excluding Capital Contributions, loans made to the Company, cash receipts from expense reimbursements, interest and fifty percent (50%) of any cash advisory fees received by the Company.

         (d) "Change of Control" means (i) a merger or consolidation of Calton, Inc. into another corporation or a merger of another corporation with or into Calton, Inc.; or (ii) a sale by Calton, Inc. of all or substantially all of its assets, which, in the case of either (i) or (ii) above results in the shareholders of Calton, Inc. (as they existed immediately prior to the effectiveness of the merger, consolidation or sale) owning less than 50% of the surviving entity or new corporation or entity that has acquired all or substantially all of Calton, Inc.'s assets after the effectiveness thereof; or (iii) a reorganization of Calton, Inc., which results in either Calton, Inc. becoming a subsidiary of another corporation or Calton, Inc. not being the surviving entity (other than a merger, consolidation (a) with a wholly owned subsidiary of Calton, Inc.; (b) to effect a change in domicile; or (c) of Calton, Inc. into a corporation that does not result in the shareholders of Calton, Inc., as they existed immediately prior to the effectiveness of such merger or consolidation, owning less than 50% of the surviving corporation); (iv) the acquisition by any person, entity or group of persons or entities acting in concert (other than Anthony J. Caldarone, an entity controlled by Anthony J. Caldarone or a group in which

                  Anthony J. Caldarone or any entity controlled by Anthony J. Caldarone is a part) of 50% or more of Calton, Inc.'s issued and outstanding voting securities.

         (e) "Class A Invested Capital" means the aggregate principal amount of indebtedness which was converted to a Capital Contribution by Calton, Inc. pursuant to Section 3, reduced by any distributions previously made to Calton Inc. pursuant to
                  Section 4.1(b) of the Operating Agreement.

         (f) "Class A Membership Interest" means the Interest issued to Calton, Inc. in consideration of the conversion of the indebtedness owed to it pursuant to Section 3 of this Amendment.

         (g) "Class A Return" means an amount equal to the lesser of (a) the Prime Rate plus one percent (1%) per annum or (b) ten percent (10%) per annum, calculated on a calendar year basis, for the actual number of days for which the Class A Return is being determined, of the Class A Invested Capital, cumulative but not compounded, commencing on the date that the date that the indebtedness owed to Calton, Inc. was converted to a Class A Membership Interest.

         (h) "Class B Invested Capital" means, with respect to each Member, the Capital Contribution made by such Member pursuant to
                  Section 2, reduced by any distributions previously made to such Member pursuant to Section 4.1(d) of the Operating Agreement.

         (i) "Class B Membership Interest" means an Interest issued to a Member in consideration of the Capital Contribution made by such Member pursuant to Section 2 of this Amendment.

         (j) "Class B Return" means an amount equal to the lesser of (a) the Prime Rate plus one percent (1%) per annum or (b) ten percent (10%) per annum, calculated on a calendar year basis, for the actual number of days for which the Class B Return is being determined, of the Class B Invested Capital of each of the Members, cumulative but not compounded, commencing on the date that the Member's Capital Contribution pursuant to
                  Section 2 of this Amendment was made.

         (k) "Deadlock" means a situation in which the vote of the Board of Managers is required on any matter, and there are neither sufficient votes to approve nor disapprove the matter.

         (l) "Prime Rate" means the prime rate as published in the "Money Rates" column of the Wall Street Journal, as adjusted monthly based upon the last Prime Rate published for each month.

         (m) "Undistributed Class A Return" means an amount equal to the Class A Return accrued for periods to the date the Undistributed Class A Return is being determined, less all distribution made to the holder of the Class A Membership Interest pursuant to the first sentence of Section 4.1 and
                  Section 4.1(a).

         (n) "Undistributed Class B Return" means an amount equal to the Class B Return of each Member accrued for all periods to the date the Class B Return is being determined, less all distributions made to such Member pursuant to Section 4.1(c).

         (o) "Unpaid Bonus Return" means an amount equal to the Bonus Return of each of Richard Dole, James West and Frederick Huttner accrued for all periods to the date the Bonus Return is being determined, less all payments made, to such individual pursuant to Section 4.1(e).

         (p) "Working Capital" means, as of any date, the excess of the Company's current assets over current liabilities, as determined in accordance with GAAP.

8. Cash Flow. Section 4.1 of the Operating Agreement is hereby amended and restated to read in its entirety as follows:

                  "4.1 Distribution of Cash Flow. The Company shall, within fifteen (15) days of the first day of each calendar quarter, distribute to Calton, Inc. an amount equal to its Undistributed Class A Return as calculated through the last day of the prior calendar quarter. The first such distribution shall be calculated as of December 31, 2001 and paid no later than January 15, 2002. In addition, if and to the extent that the Company is earning income which will result in a Member being subject to income tax for income not distributed by the Company but deemed to have been received by the Member for federal or state tax purposes, a minimum distribution shall be made to the Members in such an amount and at such time (but in no event later than seventy-five (75) days after the end of the Company's taxable year) as shall be sufficient to enable each Member to meet the income tax liability arising or incurred as a result of participation in the Company. Further, in the event that the Company receives Cash Receipts, or the Board of Managers determines that there is Cash Flow available for distribution, the Company, subject to Section 4.2 below, shall reserve 25% of any Cash Receipts for working capital purposes and then make cash distributions as follows:

         (a) First, to Calton, Inc. until Calton, Inc. has received distributions pursuant to this Section 4.1(a) in an amount equal to its Undistributed Class A Return;

         (b) Next to Calton, Inc. until Calton, Inc. has received distributions pursuant to this Section 4.1(b) in an amount equal to its Class A Invested Capital;

         (c) Next, to the Members pro rata in proportion to their respective Undistributed Class B Returns until each Member has received distributions pursuant to this Section 4.1(c) in an amount equal to its Undistributed Class B Return;

         (d) Next to the Members until each Member has received distributions pursuant to this Section 4.1(d) in an amount equal to its Class B Invested Capital;

         (e) Next, to each of Richard Dole, James West and Frederick Huttner on a pro rata basis in an amount equal to their respective Undistributed Bonus Returns; provided, however, that no such distribution shall be made (i) if the Company, immediately prior to such distribution, does not have Working Capital of at least $500,000 and (ii) no such distribution shall be made to an individual who has forfeited his right to the Bonus Amount pursuant to the terms of his Employment Agreement Amendment;

         (f) Next to each of Richard Dole, James West and Frederick Huttner on a pro rata basis until each of such individuals has received the Bonus Amount; provided, however, that no such distribution shall be made (i) if the Company, immediately prior to such distribution, does not have Working Capital of at least $500,000 and (ii) no such distribution shall be made to an individual who has forfeited his right to the Bonus Amount pursuant to the terms of his Employment Agreement Amendment;

         (g) Next, to the Unit Holders in proportion to their Adjusted Capital Contributions, until their remaining Adjusted Capital Contributions have been paid in full;

         (h) Then, the balance to Unit Holders in accordance with their respective Percentages."

         Distribution of Cash Receipts by the Company shall be made by the Company within five (5) business days of the receipt of the Cash Receipts by the Company.

9. Adjustment of Cash Distributions. Section 4.2 of the Operating Agreement is hereby amended to read in its entirety as follows:

                  "4.2 Adjustment of Distributions. Notwithstanding anything to the contrary set forth in Section 4.1, if Calton, Inc. has not received distributions in an amount equal to the amount of its entire Undistributed Class A Return and its Class A Invested Capital by June 16, 2004, Calton, Inc. shall be entitled to receive 100% of the Company's Cash Receipts (without any retention of funds by the Company for working capital needs) until such time as it has received it entire Undistributed Class A Return and its Class A Invested Capital. After receipt of said amounts by Calton, Inc., Section 4.1 shall again become controlling."

10. Adjustment of Profit and Loss Allocations. Section 4.3 of the Operating Agreement is hereby amended and restated to read in its entirety as follows:

                  "4.3     Allocation of Profits and Losses.

                           4.3.1 Profits. After giving effect to the special allocations set forth in Section 4.4, Profits shall be allocated to the Members as follows:

                                    4.3.1.1  First, until the Undistributed
                           Class A Return is reduced to zero, to the holder of the Class A Membership Interest an amount equal to the excess of the distributions previously and currently made pursuant to the first sentence of
                           Section 4.1 and Section 4.1(a) over allocations previously made under this Section 4.3.1.1.

                                    4.3.1.2  Second, after giving effect to the
                           allocations made pursuant to Section 4.3.1.1, to the holder of the Class A Membership Interest as necessary to cause the Class A Membership Interest Capital Account to at least equal the sum of (i) the Undistributed Class A Return plus (ii) the Class A Invested Capital.

                                    4.3.1.3  Third, until the Undistributed
                           Class B Return is reduced to zero, to the holders of the Class B Membership Interests in an amount equal to the excess of the distributions previously and currently made under Section 4.1(c) over allocations previously made under this Section 4.3.1.3.

                                    4.3.1.4  Fourth, after giving effect to
                           allocations made under Section 4.3.1.3, to the holders of the Class B Membership Interests as necessary to cause the portion of the Class B Membership Capital Account of each Member to at least equal the sum of (i) the Undistributed Class B Return plus (ii) the Class B Invested Capital.

                                    4.3.1.5  Fifth, to Members with Negative
                           Capital Accounts in proportion to the ratio of the Negative Capital Account balances until no Member has a Negative Capital Account balance.

                                    4.3.1.6  Sixth, after giving effect to the
                           allocations made above, to those Unit Holders whose Adjusted Capital Contributions are in excess of their Capital Accounts in accordance with the ratio of those excesses until all excesses have been eliminated to cause each Unit Holder's Capital Account balance to be in proportion to the Unit Holder's then respective Percentage.

                                    4.3.1.7  Seventh, all other profits among
                           the Unit Holders in proportion to their then respective Percentages.

                           4.3.2 Losses. After giving effect to the special allocations set forth in Section 4.4, Losses shall be allocated to the Members as follows:

                                    4.3.2.1  First, to the holder of the Class A
                           Membership Interest as necessary to cause its Class A Capital Account balance to equal the sum of (i) the Undistributed Class A Return and (ii) the Class A Invested Capital.

                                    4.3.2.2  Second, to the holder of the Class
                           A Membership Interest as necessary to cause the Class A Capital Account balance, determined after adjusting the Class A Capital Account for the allocations made pursuant to Section 4.3.2.1, to equal the Class A Undistributed Class A Return.

                                    4.3.2.3  Third, to the holders of the Class
                           B Membership Interests as necessary to cause each such holder's Class B Capital Account balance to equal the sum of (i) the holder's Undistributed Class B Return and (ii) the holder's Class B Invested Capital.

                                    4.3.2.4  Fourth, to the holders of the Class
                           B Membership Interests as necessary to cause each such holder's Class B Capital Account balance to equal the holder's Undistributed Class B Return.

                                    4.3.2.5  Fifth, as necessary to cause each
                           Member's Capital Account balance, determined after adjusting the Members' Capital Accounts for the allocations made pursuant to Sections 4.3.2.1 through 4.3.2.4, to equal zero.

                                    4.3.2.6  Sixth, among the Unit Holders in
                           proportion to their respective Percentages.

11. Adjustment of Board. Section 5.1 of the Operating Agreement is hereby amended to read in its entirety as follows:

                  "5.1  Management.

                           5.1.1. Board of Managers. Subject to the Act or this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Board of Managers who shall be responsible for the management and operations of the Company and shall have all powers necessary to manage and control the Company, to conduct its business, and to implement any decision of the Members adopted pursuant to this Agreement. The initial Board of Managers shall consist of four
                  (4) Representatives, two (2) of whom shall be appointed by the Huttner Members (the "Initial Huttner Designees") and two (2) of whom shall be appointed by Calton, Inc. (the "Initial Calton Designees"). In the event of a Deadlock, Calton, Inc. shall be entitled to appoint one (1) additional Representative (the "Second Calton, Inc. Designee") who shall not be (i) an officer, employee or director of Calton, Inc., (ii) any individual that has a material relationship with Calton, Inc. or (iii) an individual that is related by blood or marriage to any officer, employee or director of Calton, Inc.; provided, however, that the Second Calton Inc. Designee shall not become a Representative unless the choice of the Designee is approved by one (1) of the Initial Huttner Representatives (which approval shall not be unreasonably withheld). If Calton, Inc. and the Initial Huttner Representatives are not able to agree upon the Second Calton, Inc. Designee within thirty days of notice by Calton, Inc. to the Initial Huttner Members of the proposed Second Calton, Inc. Designee, then either Calton, Inc. or the Initial Huttner Designees may submit the matter which is the subject of a Deadlock to the American Arbitration Association for arbitration under the commercial arbitration rules of that institution. The arbitration will be conducted in Houston, Texas and the finding of the arbitrators will be binding on all parties for all purposes. Each party will bear its own


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

                  expenses of any such arbitration; provided, however, that at any time following the issuance of the final arbitration ruling, the party prevailing in said proceeding may, at its election and at the expense of the non-prevailing provide for the entry of the award for enforcement purposes in any court of competent jurisdiction. The number of Representatives constituting the Board of Managers may be increased or decreased from time to time by unanimous approval of the Members. Representatives shall be elected by the Members as provided in this Section 5.1.1 and Section 5.2.1, and each Representative so elected shall hold office until his successor is duly elected and qualified or until his or her earlier death resignation, or removal. Any Representative may resign at any time upon notice to the Company or may be removed with or without cause, by the Member(s) having appointed such Representative in accordance with this Section
                  V. A Representative need not be an employee of a Member or a resident of the State of Delaware. Subject to the powers of removal and replacement set forth above in this Section 5.1, the Huttner Members hereby appoint Richard Dole and Frederick
                  A. Huttner as their initial Representatives and Calton Inc. hereby appoints Anthony J. Calderone and Robert E. Naughton as its initial Representatives."

12. Class A and Class B Voting. The following Section 5.2.6 is hereby added to the Operating Agreement:

                           "5.2.6   The Class A Membership Interests and the
                  Class B Membership Interests shall not entitle the holders thereof to any voting rights."

13. Major Decisions. The following Section 5.2.7 is hereby added to the Operating Agreement:

                           "5.2.7   Notwithstanding anything to the contrary set
                  forth in this Agreement the approval of Unit Holders holding 65% or more of the outstanding Units shall be required before any of the following acts involving the Company may be undertaken:

         (a) any determination to call for any additional Capital Contribution, or any authorization, issuance or creation of, or increase of any Membership Rights or other interests in the Company;

         (b) transferring all or substantially all of the assets of the Company;

         (c) any merger, consolidation or other business combination with respect to the Company or the liquidation or dissolution of the Company or the adoption of any plan with respect to any such liquidation or dissolution;

         (d) the Company making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or seeking, consenting to or acquiescing in the appointment by a court of a trustee, receiver or liquidator of the Company or all or any substantial part of its assets;

         (e) submitting any application for the entry of a decree of judicial dissolution of the Company under the Act;

         (f)      amendment of this Agreement;

         (g) borrowing any principal amount in excess of U.S. $50,000, incurring any contingent liability whatsoever in excess of U.S. $50,000, lending or guarantying any third party indebtedness, it being understood that such limitation shall not be a limitation on the amount or type of trade payables that may be incurred in the ordinary course of business consistent in all respects with past practices by the Company.

         In the event that a vote shall be taken on a matter specified in paragraphs (a) through (g) above, the Units held by WHTP, LLC ("WHTP) shall be voted in accordance with the instructions of the holders of units in WHTP in accordance with their respective percentage ownership interests in WHTP, so that, for example, some Units owned by WHTP may be voted in favor of a matter and other Units owned by WHTP may be voted against such matter. Contemporaneous with the execution of this Amendment No. 1 to Operating Agreement, WHTP, West, Huttner, Dole and Ed Powell, being all of the members of WHTP, shall execute a document in a form reasonably satisfactory to Calton, Inc. acknowledging and confirming the voting arrangement described above."

14.      Change of Control of Calton. The following is hereby added as Section
         6.6 of the operating Agreement:

                           "6.6     Calton, Inc. Change of Control. In the event
                  of a Change of Control of Calton, Inc., Calton, Inc. shall, within ten (10) days of the Change of Control, notify the other Members of such occurrence in writing (the "Change of Control Notice") and the other Members shall have the right to purchase all, but not less than all, of the Class A Membership Interest, Class B Membership Interest and Units then held by Calton, Inc. This purchase right will expire forty five (45) days after the delivery of the Change of Control Notice. The purchase price for such Interests and Units shall be equal to the sum of (i) Calton, Inc.'s Undistributed Class A Return,
                  (ii) Calton, Inc.'s Class A Invested Capital, (iii) Calton, Inc.'s Undistributed Class B Return, (iv) Calton, Inc.'s Class B Invested Capital and (v) the appraised value of the Units held by Calton, Inc., as determined through the appraisal procedure set forth in Section 6.5 of the Operating Agreement. The percentage of the Class A Membership Interest and the Class B Membership Interests and the number of Units which may be purchased by the other Unit Holders shall be determined using procedures substantially similar to those set forth in Sections 6.1.4.2 through 6.1.4.4. The closing of any purchase under this Section 6.6 shall take place within forty-five (45) days after delivery of the Change of Control Notice."

15.      Elimination of Audit Requirement.

         (a) The last sentence of Section 8.3 of the Operating Agreement is hereby amended to read in its entirety as follows:

                  "The Company's independent auditors, if any, shall be selected by the Board of Managers."

         (b) Section 8.4.1 of the Operating Agreement is hereby amended to read in its entirety as follows:

                  "8.4.1. Annual Reports. The Company shall cause to be delivered to each Member, within 30 days after the end of each fiscal year, an annual report containing a balance sheet as of the end of the Company's fiscal year and statements of income, Member's equity and cash flows for the year then ended, each of which may be unaudited but which shall be certified by an officer of the Company as fairly presenting the financial position of the Company at the end of such fiscal year and results of operations of the Company for such year and as having been prepared in accordance with the accounting methods followed by the Company for federal income tax purposes and otherwise in accordance with GAAP. The Company shall prepare its financial statements and keep its records so as to facilitate the audit of Calton, Inc. on a consolidated basis.

16. Conflicts. The parties hereto agree that this Amendment No. 1 to Operating Agreement amends, supplements and supercedes the prior agreements among such parties and in the event of a conflict between any of such prior agreements, this Amendment No. 1 to Operating Agreement shall control; provided, however, that nothing contained herein shall impair the rights of Calton, Inc. under the Note prior to the conversion of indebtedness contemplated by Section 3 of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Operating Agreement as of the date first above written.

                                    Calton, Inc.


                                 By:
                                    -------------------------------------------
                               Name:
                              Title:

                                    WHTP, LLC

                                 By:
                                    -------------------------------------------
                               Name:
                              Title:




                                    -------------------------------------------
                                    Richard Dole

                                    -------------------------------------------
                                    James H. West

                                    Huttner Partnership 1999 LTD


                                 By:
                                    -------------------------------------------
                                    Its General Partner

                                    By:
                                         --------------------------------------

                                    Name:
                                          -------------------------------------

                                    Title
                                          -------------------------------------


                                    -------------------------------------------
                                    SEP FBO Frederick A. Huttner


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